UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 5, 2019

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	AL	New York

6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A	AL PRA	New York

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Air Lease Corporation (“Company”) has recently established a new office in Hong Kong to better serve its customers in the region. The Company has entered into a dual employment assignment with Mr. Jie Chen, Executive Vice President and Managing Director, Asia of the Company. Pursuant to his dual assignment, Mr. Chen will continue in this role as an employee of the Company. Subject to the receipt of all approvals required to conduct business operations in Hong Kong, Mr. Chen will also be an employee of Air Lease Corporation Hong Kong Limited (“ALC HK”), a wholly owned subsidiary of the Company, as its President and a Director. In connection with his assignment in Hong Kong, ALC HK has entered into an employment agreement with Mr. Chen effective June 6, 2019, describing his employment with ALC HK (“HK Employment Agreement”).

Mr. Chen’s HK Employment Agreement provides that ALC HK will pay Mr. Chen a gross salary of $558,000 USD per annum (subject to Mandatory Provident Fund contribution deductions). This gross salary represents 60% of his annual base salary of $930,000 approved by the Company’s compensation committee on February 19, 2019 (“Annual Salary”). Under the HK Employment Agreement, ALC HK may terminate Mr. Chen’s employment with immediate effect at any time without notice or payment in lieu of notice if he: (a) commits any serious or persistent breach or non-observance of the terms and conditions of the employment agreement; (b) is guilty of gross misconduct or gross negligence in connection with or affecting the business or affairs of ALC HK or any associated company of ALK HK; (c) willfully disobeys a lawful and reasonable order; (d) is guilty of fraud or dishonesty; (e) is convicted of a criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed); or (f) is otherwise justified to be dismissed summarily in accordance with section 9 of the Hong Kong Employment Ordinance. The HK Employment Agreement continues until either party terminates the agreement by giving the other party not less than two months prior written notice or payment of wages in lieu of two months’ prior written notice, subject to the terms of the agreement.

The Company has entered into a letter agreement dated June 5, 2019 with Mr. Chen (the “Letter Agreement”) which confirms the terms of Mr. Chen’s compensation and other benefits with the Company while he provides services concurrently to the Company and ALC HK, including that (i) the Company will pay the remainder of Mr. Chen’s Annual Salary; (ii) Mr. Chen is eligible to participate in the Company’s annual performance-based incentive bonuses and long-term equity incentive awards; (iii) Mr. Chen is eligible for the Company’s other benefits and retirement program; and (iv) Mr. Chen is eligible to participate in the Company’s Executive Severance Plan, subject to applicable rules and conditions. Additionally, the Letter Agreement provides for certain assignment benefits, including payment of Mr. Chen’s housing costs and reimbursement of utility costs, if any, by the Company or ALC HK, as appropriate.

Mr. Chen has also entered into a tax equalization understanding with the Company (“Tax Equalization Understanding”) as to his tax obligations under Hong Kong and US federal and state tax laws and pursuant to the Tax Equalization Understanding, the Company has engaged the services of PricewaterhouseCoopers to assist Mr. Chen in meeting such tax obligations at the Company’s expense.

The above summary description of the key terms of Mr. Chen’s HK Employment Agreement, the Letter Agreement and Tax Equalization Understanding, is qualified in its entirety by reference to Mr. Chen’s HK Employment Agreement, filed as Exhibit 10.1 hereto, the Letter Agreement, filed as Exhibit 10.2 hereto and the Tax Equalization Understanding, filed as Exhibit 10.3 hereto, and each are incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Employment Agreement between Air Lease Corporation Hong Kong Limited and Jie Chen, effective June 6, 2019.

10.2	Letter Agreement between Air Lease Corporation and Jie Chen, dated June 5, 2019

10.3	Tax Equalization Understanding between Air Lease Corporation and Jie Chen, dated June 5, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR LEASE CORPORATION

Date: June 7, 2019	/s/ Carol H. Forsyte
Carol H. Forsyte
Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer